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                                 EXHIBIT (d)(3)
                         Form of Contribution Agreement


                             CONTRIBUTION AGREEMENT


         This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of _____2003, is made by and between Far East Consortium International Limited, a Cayman Islands Company ("Far East") and Zhongshan Developments Limited.


                              W I T N E S S E T H:

         WHEREAS, Far East owns 4,791,200 issued and outstanding common shares (the "Common Shares"), par value US$1.00 per share, of New China Homes, Ltd. (the "Company"); and

         WHEREAS, Far East has agreed to contribute (i) its Common Stock and
(ii) US$850,000, in cash (the "Cash Consideration"), to Zhongshan in exchange for one ordinary share of Zhongshan.

         NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

1.       CONTRIBUTION OF COMPANY COMMON STOCK AND CASH.

         Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, at Closing (as defined in Section 3 below), Far East shall contribute to Zhongshan (i) all of its holdings in the Company, consisting of 4,791,200 common shares of the Company, free and clear of any and all liens or encumbrances of any nature whatsoever and
(ii) US$850,000 in cash.

2.       ISSUANCE OF ZHONGSHAN ORDINARY SHARE.

         In exchange for and in consideration of the contribution of the Common Stock and the Consideration, and subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, at Closing, Zhongshan shall issue and deliver to Far East one ordinary share of Zhongshan.

3.       CLOSING.

         3.1 Closing. Closing shall take place on __, 2003 at the offices of Heller Ehrman White & McAuliffe LLP, 99 Queen's Road Central, Hong Kong SAR, PRC, or at such other place as the parties hereto may mutually agree.

         3.2 Action by Zhongshan. Subject to the terms and conditions herein contained, at Closing, Zhongshan shall deliver to Far East a stock certificate representing one ordinary share of Zhongshan.

         3.3 Action By Far East. Subject to the terms and conditions herein contained, at Closing, Far East shall deliver to Zhongshan (i) stock certificates representing the Common Stock and (ii) the Cash Consideration (to an account to be designated by Zhongshan).

4.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

         4.1 Representations of Far East. Far East represents and warrants that it is the record and beneficial owner of the Common Stock. Far East has good and marketable title to such Common Stock, free and clear of any liens or other claims, security interests, pledges, or encumbrances of any nature whatsoever. Far East has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its Common Stock to Zhongshan, and upon delivery to Zhongshan of the certificates representing such shares, Zhongshan shall acquire good and marketable title to such shares,



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free and clear of any liens or encumbrances of any nature whatsoever. This
Agreement has been duly executed and delivered by Far East and is a valid and binding agreement enforceable against Far East in accordance with its terms.

         4.2 Representation of Zhongshan. Zhongshan has duly authorized the issuance of one ordinary share of Zhongshan upon the terms set forth herein, by all requisite corporate action, and this Agreement has been duly authorized, executed and delivered by Zhongshan and is a valid and binding agreement enforceable against Zhongshan in accordance with its terms.

5.       MISCELLANEOUS PROVISIONS.

         5.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

         5.2 Amendment; Binding Effect. This Agreement may only be amended by a written instrument executed by the parties hereto. This Agreement shall inure to the benefit of and bind the respective parties, successors and assigns.

         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands, without regard to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the dates set forth below.


         FAR EAST CONSORTIUM INTERNATIONAL LIMITED


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         By:
         Name:
         Title:



         ZHONGSHAN DEVELOPMENTS LIMITED


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         By:
         Name:
         Title: